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                                                                     EXHIBIT 4.4
                                 TRUST AGREEMENT
                                       OF
                           TRANSTEL PASS THROUGH TRUST

     THIS TRUST AGREEMENT, dated as of October 20, 1997 (this "Trust Agreement"), by and between Transtel, S.A, a socieded anonima incorporated under the laws of the Republic of Colombia, as depositor (the "Depositor") and Wilmington Trust Company, a Delaware banking corporation (the "Pass Through Owner Trustee"). The Depositor and the Pass Through Trustee hereby agree as follows:

     1. The trust created hereby shall be known as "Transtel Pass Through Trust, in which name the Pass Through Trustee or the Depositor, to the extent provided herein, may conduct the business of the Trust, make and execute contracts, and sue and be sued.

     2. The Depositor hereby assigns, transfers, conveys and sets over to the Trust the sum of $10. Such amount shall constitute the initial trust estate. It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C.
(S)3801, et seq. (the "Business Trust Act"), and that this document constitute the governing instrument of the Trust. The Pass Through Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in such form as the Pass Through Trustee may approve.

     3. The Depositor and the Pass Through Trustee will enter into an amended and restated Trust Agreement or Declaration satisfactory to each such party to provide for the contemplated operation of the Trust created hereby and the issuance of the Certificates referred to therein. Prior to the execution and delivery of such amended and restated Trust Agreement or Declaration, the Pass Through Trustee shall not have any duty or obligation hereunder or with respect of the trust estate, except (i) to execute on behalf of the Trust the Purchase Agreement, to be dated as of October 20, 1997, among the Trust, the Depositor, Global Telecommunications Operations, Inc. and BT Alex. Brown Incorporated, as initial purchaser and (ii) as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise. Notwithstanding the foregoing, the Pass Through Trustee may take all actions deemed proper as are necessary to effect the transactions contemplated herein.


     4. The Depositor, as depositor of the Trust, is hereby authorized, in its discretion, to prepare or cause to be prepared and executed any and all assignments in connection with the transfer of assets to the Trust

     5. This Declaration may be executed in one or more counterparts.

     6. The number of trustees of the Trust initially shall be one (1 ) and thereafter the number of trustees of the Trust shall be such number as shall be fixed from time to time by a written instrument signed by the Depositor which may increase or decrease the number of
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trustees of the Trust;  provided,  however,  that to the extent required by the
Business Trust Act, one trustee of the Trust shall either be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity which has its principal place of business in the State of Delaware. Subject to the foregoing, the Depositor is entitled to appoint or remove without cause any trustee of the Trust at any time. The Pass Through Trustee of the Trust may resign upon thirty days' prior written notice to the Depositor.

     7. This Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles).

     8. To the fullest extent permitted by applicable law, the Depositor shall indemnify and hold harmless the Pass Through Trustee from and against any loss, damage or claim incurred by the Pass Through Trustee by reason of any act or omission performed or omitted by the Pass Through Trustee in good faith on behalf of the Trust and in a matter the Pass Through Trustee reasonably believed to be within the scope of authority conferred on the Pass Through Trustee by this Declaration, except that the Pass Through Trustee shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by the Pass Through Trustee by reason of gross negligence or willful misconduct with respect to such acts or omissions.

                                      -2-
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        IN WITNEES WHEREOF, the parties hereto have caused this Trust Agreement to be duly executive as of the day and year first above written.






                                           TRANSTEL, S.A., as Depositor


                                         By:/s/ GUILLERMO LOPEZ
                                            ----------------------
                                         Name:  GUILERMO LOPEZ
                                         Title: PRESIDENT


                                         WILMINGTON TRUST COMPANY,
                                         as Pass Through Trustee

                                         By:/s/ EMMETT R. HARMON
                                            --------------------
                                         Name:  EMMETT R. HARMON
                                         Title: Vice President